RESEARCH CONSULTANCY AND COLLABORATION AGREEMENT

This Research Consultancy and Collaboration Agreement (**"Agreement"**) is made and entered into on 18th day of June **2026** (**"Effective Date"**).

BETWEEN

(1) **MYGENOME SDN. BHD.** (Company No. 201801043129 (1305161-K)), a private company limited by shares, incorporated in Malaysia and having its registered address at Unit 20-05, Level 20 Q Sentral, 2A Jalan Stesen Sentral 2, Kuala Lumpur Sentral, 50470 Kuala Lumpur, Wilayah Persekutuan (**"MYGENOME"**);

AND

(2) **KONG WAI MUN** (NRIC No. 861214-38-6135), an individual residing at B2-1505, Jalan 1/152, Taman OUG parklane, 58200, Kuala Lumpur ("**Consultant**").

(MYGENOME and the Consultant are hereinafter referred to individually as a **"Party"** and collectively as the **"Parties"**).

WHEREAS:

(A) The Consultant has represented himself as possessing the necessary qualification and knowledge of an experienced biomedical scientist with experience in translational research, patient-derived organoid ("**PDO**") technology, preclinical model development, and IND-enabling strategy across academia, contract research organisations, and the biotech sector.

(B) MYGENOME wishes to develop and commercialise a PDO research programme as part of its research and commercialisation pipeline ("**Project**"), and desires to engage the Consultant to provide research, technical, and consultancy services in connection with the Project on the terms set out herein.

(C) The Consultant has agreed to provide such services to MYGENOME on the terms and conditions of this Agreement.

(D) The Parties have agreed to record in this Agreement the terms governing their respective rights and obligations in connection with the Project, including the commercial arrangements between the Parties.

IT IS HEREBY AGREED as follows:

1. INTERPRETATIONS

1.1 In this Agreement, the following expressions shall have the meanings ascribed to them unless the context otherwise requires:

"Affiliates"	:	means any corporation or business entity which is controlled by, controls, or is under common control of MYGENOME at the time of execution of this Agreement. For this purpose, the meaning of the word "control" shall include, without limitation, direct or

		indirect ownership of more than thirty-three percent (33%) of the voting shares of such corporation, or thirty-three percent (33%) of the ownership interests in such other business entity;
"Background Intellectual Property"	:	means any Intellectual Property that is owned or controlled by a Party: (a) prior to the Effective Date; or (b) developed independently of and outside the scope of the Project, and which is made available by that Party for the purposes of performing the Project;
"Biobank"	:	means any collection of PDO lines, tissue samples, clinical specimens, and associated data established or maintained in the course of the Project;
"Business Day"	:	means a day (other than a Saturday, Sunday, or public holiday) on which commercial banks are open for business in Kuala Lumpur, Malaysia. Where the day on or by which anything is to be done is not a Business Day, that thing shall be done on the immediately preceding Business Day;
"Commercialisation"	:	means any exploitation of the Project Outputs or Project Intellectual Property for commercial purposes, including but not limited to licensing, sub-licensing, sale, distribution, or incorporation into products or services offered for consideration;
"Confidential Information"	:	means all information (in whatever form and medium) disclosed or made available by or on behalf of a Party to the other Party in connection with the Project and/or this Agreement, whether before or after the Effective Date, including: (a) technical, scientific and research information, data, results, reports, laboratory records, methods, protocols, processes, formulae, know-how, designs, models, discoveries, inventions, improvements and analyses; (b) commercial, strategic and financial information, business plans, pricing, forecasts, proposals, arrangements with third parties and contractual terms; and (c) any notes, extracts, compilations, analyses or derivatives that contain or reflect such information, and information shall be deemed Confidential Information whether or not marked as confidential, if it is by its nature confidential or would reasonably be understood to be confidential;
"Force Majeure Event"		has the meaning given in Clause 24.1;
"Initial Term"	:	has the meaning given to it in Clause 3.1;

"Intellectual Property"	:	means all intellectual property rights (whether registered or unregistered, existing now or in the future, and in any jurisdiction) including patents, utility models, rights in inventions, copyright, database rights, trademarks, service marks, trade names, designs, rights in confidential information and trade secrets, know-how, and all applications for and rights to apply for, renew, extend, or enforce the foregoing;
"JSC"		means the joint steering committee established pursuant to Clause 2.2;
"MDA"	:	means the Medical Device Authority of Malaysia;
"Milestones"	:	means the key deliverables and project phases as set out in Schedule 1;
"Personal Data"	:	shall have the meaning ascribed to it under the Personal Data Protection Act 2010;
"Project Intellectual Property"	:	means any Intellectual Property that is conceived, created, developed, generated, or reduced to practice in the course of, or arising from, the performance of the Project under this Agreement, including but not limited to PDO lines, PDO culture media formulations, clinical data, protocols, research reports, and associated know-how;
"Project Outputs"	:	means all results, data, reports, protocols, materials, inventions, discoveries, PDO lines, culture media formulations, and works generated or produced by the Consultant in the course of performing the Services;
"Consultation Fees"	:	means the fees payable to the Consultant as set out in Schedule 3; and
"Services"	:	means the consultancy, research, and technical services to be provided by the Consultant as set out in Schedule 2.

1.2 Interpretation

(a) Recitals and headings are for convenience only and do not affect the interpretation of this Agreement.

(b) Words importing the singular include the plural and vice versa.

(c) Words importing a gender include any gender.

(d) Any part of speech or grammatical form of a word or phrase defined in this Agreement has a corresponding meaning.

(e) Any reference to a date or time is a reference to that date or time in Malaysia.

(f) Any reference to "writing" or cognate expressions includes electronic communications and any other comparable means of communication.

(g) Any agreement, notice, consent, approval, disclosure, or communication under or pursuant to this Agreement shall be in writing.

(h) Words denoting an obligation on a Party to do an act, matter or thing includes an obligation to procure that it be done or words placing a party under a restriction include an obligation not to permit an infringement of the restriction.

(i) The words "herein", "hereinafter", "hereinbefore", "hereof", "hereunder" and other words of similar import shall refer to this Agreement as a whole and not to any particular provision.

(j) References to a "Schedule" are to the schedules appended to this Agreement, which form part of this Agreement.

2. SCOPE OF AGREEMENT

2.1 In consideration of and subject to the terms of this Agreement and all applicable laws, MYGENOME and the Consultant shall carry out and perform the Project in accordance with the project details as specified in Part 1 of Schedule 1 and the Milestones as specified in Part 2 of Schedule 1.

2.2 Upon execution of this Agreement, the Parties agree that the implementation of the Project shall be overseen and coordinated by a JSC established as follows:

(a) The JSC shall comprise the Consultant as the project lead, and at least two (2) representatives designated by MYGENOME in Schedule 2 (each of whom may be replaced by MYGENOME from time to time by written notice to the Consultant).

(b) The role of the JSC shall be to:

(i) provide overall coordination and governance of the Project, including reviewing progress against the Milestones and discussing any issues affecting timelines, resources, and Project Outputs;

(ii) review and, where appropriate, approve proposed amendments or revisions to the project details, Milestones, and/or Project budget in accordance with this Agreement;

(iii) facilitate the exchange of information and Project Outputs between the Parties and establish procedures for the efficient sharing of information and materials necessary for the conduct of the Project;

(iv) discuss and attempt to resolve any disputes, technical issues, or operational matters relating to the Project that are escalated to the JSC; and

(v) perform such other functions as the Parties may mutually agree in writing.

(c) The JSC shall meet at least once per calendar month, or more frequently as the Parties may agree. A meeting shall be quorate only if at least one (1) representative of each Party is present or participating (in person or by audio or video conference). Minutes of each meeting shall be prepared and circulated to both Parties within fourteen (14) days after the meeting.

(d) The JSC shall use good faith efforts to make all decisions unanimously. If the JSC is unable, after good faith efforts, to reach unanimous agreement on any matter within thirty (30) days from the date such matter is first tabled for decision, the matter shall be escalated to the Chief Executive Officer of MYGENOME (or such other member of MYGENOME's senior management as MYGENOME may designate by written notice). If the escalated matter remains unresolved within ten (10) days from the date of escalation, MYGENOME shall have the final decision-making authority, provided always that MYGENOME shall not exercise such authority in a manner that requires the Consultant to perform any activity outside the scope of the Services as set out in Schedule 2, unless the Parties have first agreed in writing to a variation of this Agreement.

2.3 Nothing in this Agreement shall be construed as creating any employment relationship, partnership, agency, fiduciary relationship, or joint control between the Parties beyond what is expressly set out herein. The Consultant is engaged as an independent contractor.

3. TERM

3.1 This Agreement shall be effective from the date of this Agreement and shall continue until completion of all Milestones as set out in Schedule 1, or until earlier terminated in accordance with this Agreement ("**Initial Term**"). This Agreement may be extended in writing by mutual agreement of both Parties.

3.2 Notwithstanding Clause 3.1, the Project may be terminated earlier in accordance with Clause 11.

4. OBLIGATIONS OF THE PARTIES

4.1 General Duties

(a) Each Party hereby undertakes to use all reasonable endeavours to perform, and to enable the other Party to perform in a timely manner, the tasks assigned to it in the implementation of the Project in accordance with the project details and Milestones as specified in Schedule 1.

(b) Each Party hereby undertakes to perform the tasks assigned to it in a proper manner and in accordance with good management and scientific practice, and shall comply with all applicable laws and statutes.

(c) Each Party hereby undertakes to assist and cooperate with the other in the performance of the Project. Such assistance and cooperation shall include the provision of materials, facilities, data, and information as may be reasonably required to satisfactorily perform the Project.

4.2 Obligations of the Consultant

In addition to the general duties under Clause 4.1, the Consultant shall:

(a) provide technical leadership and hands-on execution of the Services, including PDO culture, drug testing, protocol development, and Biobank management;

(b) secure, record, compile, and finalise the Project Outputs with sound scientific practices, and maintain complete and accurate research records sufficient to verify such data and results;

(c) obtain, maintain, and comply with all approvals, permits, and ethics clearances required under applicable laws for the conduct of the Project, including Medical Research Ethics Committee ("**MREC**") approvals and all applicable MDA filings, and promptly notify MYGENOME of any material conditions, restrictions, suspensions, or withdrawal of the same;

(d) prepare and provide interim reports on the progress of the Project to MYGENOME and/or the JSC in accordance with the Milestones as set out in Schedule 1, and not less than five (5) calendar days prior to each scheduled JSC meeting, provide a written progress report describing the work performed since the previous meeting, key findings, issues and risks, and planned activities for the next reporting period;

(e) prepare and provide detailed reports on the progress of the Project to MYGENOME at six (6) month intervals (or such other intervals as the JSC may agree), which may include photographs and other supporting materials where relevant;

(f) implement and maintain appropriate quality assurance and patient safety measures in respect of the Services, and promptly notify MYGENOME of any adverse event, complaint, sentinel event, reportable incident, or any matter that may reasonably affect patient safety or regulatory compliance; and

(g) provide all information, documentation, and assistance reasonably required by MYGENOME to obtain, maintain, renew, or vary any licences, permits, or approvals necessary for the continued operation of the Project, including cooperation in regulatory inspections, audits, and correspondence with relevant authorities.

4.3 Obligations of MYGENOME

In addition to the general duties under Clause 4.1, MYGENOME shall:

(a) review, within a reasonable time, the interim reports and Project Outputs submitted by the Consultant, and provide written comments, requests for clarification, and/or approval (as applicable), provided that any approval right shall be exercised reasonably and in good faith and shall not be unreasonably withheld or delayed;

(b) provide funding, facility, equipments and research support to the Consultant in accordance with the financial arrangement specified in Schedule 3, subject always to the Consultant's due performance of his obligations under this Agreement; and

(c) cooperate with the Consultant in connection with regulatory and ethics submissions where MYGENOME's participation or endorsement is required.

5. FINANCIAL ARRANGEMENT

5.1 In consideration of the Consultant carrying out the Project and performing the Services on behalf of MYGENOME, MYGENOME shall pay to the Consultant the Consultation Fees in the amount and manner set out in Schedule 3.

5.2 Payment and Milestones

(a) The Consultation Fees shall be payable strictly in accordance with Schedule 3.

(b) Upon completion of each Milestone, the Consultant shall submit to MYGENOME the corresponding Project Outputs specified in Schedule 1 and Schedule 3, together with a written notice requesting acceptance ("**Milestone Submission Notice**").

(c) MYGENOME shall, acting reasonably and in good faith, review the submitted Project Outputs and either:

(i) confirm acceptance in writing; or

(ii) notify the Consultant in writing of the grounds for non-acceptance, identifying the specific deficiencies and the additional information and/or corrective work reasonably required for acceptance.

(d) Subject to Clause 5.2(e), each tranche payment under Schedule 3 shall fall due only upon MYGENOME's written acceptance of the relevant Milestone, and MYGENOME shall pay the undisputed invoiced amount within thirty (30) days from receipt of the Consultant's valid invoice.

(e) MYGENOME's obligation to make any tranche payment is conditional upon the Consultant having duly performed in all material respects his obligations under this Agreement as at the relevant time. Where MYGENOME has reasonable grounds for non-acceptance or dispute, MYGENOME may withhold payment of the disputed tranche (or the disputed portion thereof) pending resolution in accordance with Schedule 3 and/or Clause 14, provided that MYGENOME shall pay the undisputed portion in accordance with Clause 5.2(d).

5.3 Royalty for Qualifying Products

(a) Where MYGENOME proposes to develop, manufacture, supply, and/or Commercialise any product that necessarily practises or relies on the Project Intellectual Property ("**Qualifying Product**"), the Parties may enter into a separate licence, Commercialisation, and development agreement ("**Definitive Agreement**") to set out the terms of such development and/or Commercialisation, including any royalty entitlement of the Consultant.

(b) Subject to a Definitive Agreement being executed, the Parties may agree therein that the Consultant shall be entitled to a royalty capped at five percent (5%) of the revenue attributable to the relevant Qualifying Product (or such other percentage as may be mutually agreed in the Definitive Agreement).

5.4 The Consultant shall be solely responsible for the payment of all income tax, levies, contributions, and other statutory deductions arising from the Consultation Fees payable under this Agreement. All Consultation Fees are stated exclusive of any applicable taxes.

6. CONFIDENTIALITY

6.1 Each Party ("**Receiving Party**") shall take all reasonable actions to keep confidential all Confidential Information disclosed by the other Party ("**Disclosing Party**") and shall not, without the prior written consent of the Disclosing Party, disclose such Confidential Information to any third party. Each Party shall use the Confidential Information solely for the purposes of performing its obligations under this Agreement.

6.2 The obligations of confidentiality contained in this Agreement shall not apply to Confidential Information to the extent that the Receiving Party can demonstrate by written records that such Confidential Information:

(a) becomes publicly available other than through a breach of this Agreement by the Receiving Party;
(b) is lawfully received by the Receiving Party from a third party who is not under any obligation of confidentiality in respect of such information;
(c) was lawfully in the Receiving Party's possession without restriction on disclosure prior to receipt from the Disclosing Party;
(d) is independently developed by the Receiving Party without use of or reference to the Disclosing Party's Confidential Information; or
(e) is required by any applicable law, regulation, stock exchange requirement (including any disclosure obligation of a listed issuer), or order of any court or governmental authority.

6.3 Upon expiry or termination of this Agreement, the Parties agree to promptly return or permanently destroy all Confidential Information received from the Disclosing Party upon the Disclosing Party's request. The Receiving Party's confidentiality obligations under this Clause 6 shall continue during the Initial Term and for five (5) years after the termination or expiry of this Agreement.

7. OWNERSHIP OF INTELLECTUAL PROPERTY

7.1 Each Party shall retain all right, title, and interest in and to its Background Intellectual Property. Nothing in this Agreement shall be construed as transferring, assigning, or granting any right, title, or interest in one Party's Background Intellectual Property to the other Party, except as expressly set out in this Agreement.

7.2 The Consultant warrants that, as at the Effective Date of this Agreement, he is not subject to any assignment, encumbrance, obligation, or restriction (whether arising from any prior employment, directorship, consultancy, or otherwise) that would prevent him from performing the Services or from complying with his obligations under this Clause 7. The

Consultant shall promptly notify MYGENOME in writing if he becomes aware of any such encumbrance or restriction during the Initial Term.

7.3 In consideration of MYGENOME's funding obligations under Clause 5, all right, title, and interest in and to the Project Intellectual Property shall vest in and be owned by MYGENOME upon creation, including all rights to apply for, obtain, maintain, defend, and enforce any intellectual property protection in respect thereof. For the avoidance of doubt, all Project Outputs shall form part of the Project Intellectual Property and shall be owned by MYGENOME accordingly.

7.4 The Consultant shall promptly (and in any event within fourteen (14) days of becoming aware) disclose in writing to MYGENOME any Project Intellectual Property conceived, created, developed, generated, or reduced to practice in the course of, or arising from, the performance of the Services, together with reasonable particulars (including supporting data) sufficient for MYGENOME to evaluate protectability and filing strategy.

7.5 The Consultant shall, at MYGENOME's reasonable request and cost, execute all documents and do all such acts and things as may be necessary or desirable to assign, transfer, and vest in MYGENOME all right, title, and interest in and to the Project Intellectual Property and Project Outputs, and to enable MYGENOME to obtain, maintain, prosecute, and enforce protection in respect thereof in any jurisdiction (including statutory declarations and inventor forms).

7.6 MYGENOME hereby grants the Consultant a non-exclusive, non-transferable, non-sublicensable, and royalty-free licence to use the Project Intellectual Property during the Initial Term solely for the purposes of performing the Services under this Agreement, and for no other purpose.

Any Biobank established under the Project shall be solely owned by MYGENOME. The Consultant shall be entitled to access the Biobank for non-commercial and research purposes, subject to MYGENOME's prior written consent on each occasion. In the event that either Party licenses or sublicenses the PDO lines or Biobank, or any part thereof, is licensed or sublicensed to any third party, the Party granting such rights shall pay to the other Party a revenue share derived from the net licensing receipts received from such third party. ,provided always that the terms of the licensing shall be mutually agreed by both parties.

7.7 The provisions of this Clause 7 shall survive the termination or expiry of this Agreement.

8. PUBLICATION

8.1 Subject always to Clause 6 (Confidentiality) and Clause 7 (Ownership of Intellectual Property), either Party may propose to publish or disclose Project-related material, provided that the review and approval process in this Clause 8 is complied with. For the avoidance of doubt, nothing in this Clause 8 shall prevent or restrict MYGENOME from making any disclosure required by applicable securities laws, the rules of any stock exchange on which MYGENOME's securities are listed.

8.2 The publishing Party ("**Submitting Party**") shall submit to the other Party a complete draft of the proposed publication, presentation, abstract, poster, or other disclosure material ("**Proposed Publication**") at least sixty (60) days prior to the intended submission or

disclosure date. Within twenty (20) Business Days of receipt, the other Party shall notify the Submitting Party in writing that it either:

(a) approves the Proposed Publication;

(b) approves subject to reasonable changes (including removal or redaction of Confidential Information); or

(c) objects on reasonable grounds.

8.3 Where the receiving Party reasonably considers that the Proposed Publication contains patentable subject matter or commercially sensitive Confidential Information, it may require the Submitting Party to delay submission or disclosure for a period of up to ninety (90) days (or such shorter period as the receiving Party may specify) to permit the filing of patent applications and/or the implementation of appropriate protections. The Submitting Party shall comply with such delay and shall cooperate reasonably with the receiving Party's filing strategy.

9. EXCLUSIVITY AND NON-COMPETE

9.1 During the Initial Term, the Consultant shall not, without the prior written consent of MYGENOME:

(a) provide services that are the same as or substantially similar to the Services to any person or entity that is in direct competition with MYGENOME or the Affiliates in the field of PDO research, development, clinical testing, or Commercialisation in Malaysia;

(b) engage in any activity that constitutes a conflict of interest with the Consultant's obligations under this Agreement; or

(c) solicit or attempt to solicit any employee, officer, consultant, or contractor of MYGENOME or any of its Affiliates to terminate their engagement.

9.2 The Consultant acknowledges that the restrictions in Clause 9.1 are reasonable and necessary to protect MYGENOME's legitimate business interests, having regard to the scope of the Services and MYGENOME's investment in the Project.

9.3 For the avoidance of doubt, the Consultant shall remain entitled during the Initial Term to engage in activities unrelated to PDO research and Commercialisation, and to maintain his academic, research, or other professional affiliations, provided they do not give rise to a conflict of interest under Clause 9.1.

10. WARRANTIES

10.1 Each Party hereby represents and warrants to the other that:

(a) it has full power, capacity, and authority to enter into and perform its obligations under this Agreement;

(b) all actions required to authorise the execution, delivery, and performance of this Agreement have been duly taken, and this Agreement constitutes its legal, valid, and binding obligation, enforceable against it in accordance with its terms;

(c) the execution, delivery, and performance of this Agreement do not and will not: (i) contravene any applicable law or regulation; or (ii) result in any breach of, or default under, any agreement or instrument binding on it which would materially affect its ability to perform its obligations under this Agreement;

(d) no litigation, arbitration, regulatory investigation, or other proceeding is pending or, to its knowledge, threatened against it which would materially impair its ability to perform its obligations under this Agreement; and

(e) it is the duty of both Parties, to the best of their knowledge, to ensure that the Intellectual Property related to the Project does not infringe any third-party intellectual property rights, to avoid any claims, losses, damages, and/or costs suffered in the event of a breach of existing third-party intellectual property rights.

10.2 The Consultant additionally represents and warrants that:

(a) he possesses the qualifications, expertise, and experience necessary to perform the Services;

(b) the performance of the Services and the grant of rights under this Agreement will not infringe the Intellectual Property of any third party; and

(c) he is not subject to any restriction, encumbrance, or obligation that would conflict with his obligations under this Agreement, including in relation to any prior or subsisting engagement with any person or entity.

10.3 Each Party acknowledges that the other Party has entered into this Agreement in reliance on the representations and warranties set out in this Clause 10.

11. TERMINATION

11.1 During the Initial Term, the Consultant shall be deemed to be in default if the Consultant:

(a) refuses, fails, neglects, or ceases to perform any of his material obligations under this Agreement;

(b) fails to commence the Project within the timeframe agreed by the JSC or materially fails to adhere to the Milestones set out in Schedule 1;

(c) suspends or abandons the performance of his obligations under this Agreement for a continuous or aggregate period of thirty (30) days without the prior written approval of MYGENOME and the JSC; and/or

(d) repeatedly or persistently breaches this Agreement or fails to comply with any lawful decision, direction, or requirement of the JSC made in accordance with this Agreement.

Upon the occurrence of any such default, MYGENOME shall be entitled to issue a written notice to the Consultant specifying the nature of the default and requiring the Consultant to remedy the same within fourteen (14) days from the date of such notice. If the Consultant fails to remedy the default to MYGENOME's reasonable satisfaction within such fourteen (14) day period, MYGENOME may, by further written notice to the Consultant, immediately terminate this Agreement without any further obligation.

11.2 Without prejudice to Clause **Error! Reference source not found.**, MYGENOME may terminate this Agreement with immediate effect by written notice to the Consultant in the event that:

(a) the Consultant commits any act or omission which results in, or is reasonably likely to result in, any material regulatory action affecting the delivery of the Services or the Project (including the suspension, revocation, or non-renewal of any material approval, clearance, or registration required for the performance of this Agreement);

(b) the Consultant breaches his exclusivity obligations under Clause 9;

(c) the Consultant commits any act of fraud, wilful misconduct, or is convicted of any criminal offence; and/or

(d) the Consultant commits any act that brings MYGENOME or any of the Affiliates into disrepute or materially prejudices MYGENOME's reputation.

11.3 Either Party may immediately terminate this Agreement by written notice to the other Party in the following circumstances:

(a) the making or filing of any application to adjudicate the other Party bankrupt or to wind up the other Party (other than for the purpose of reconstruction or amalgamation) under any law or regulation relating to bankruptcy or insolvency, whether by a third party or by the other Party itself;

(b) the appointment of a receiver or administrator over all or substantially all of the property of the other Party; and/or

(c) the making by the other Party of an assignment or attempted assignment for the benefit of its creditors.

11.4 Where this Agreement is terminated in circumstances falling under Clause 11.1, 11.2, or 11.3, the Consultant shall refund to MYGENOME all monies paid by MYGENOME to the Consultant under this Agreement within sixty (60) days of the effective date of termination.

11.5 Any termination pursuant to Clauses **Error! Reference source not found.**, 11.2, or 11.3 shall be without prejudice to the rights of the terminating Party to seek and obtain damages for any breach of this Agreement by the other Party.

11.6 Clauses 6, 7, 8, 10, 12.2, and 14 shall survive and be of full effect after the expiry or termination of this Agreement.

12. CONSEQUENCES OF TERMINATION

12.1 Upon expiry or termination of this Agreement for any reason:

(a) the Consultant shall immediately cease all Project activities as of the effective date of termination, except to the extent necessary to ensure continuity of any ongoing clinical obligations in accordance with applicable laws and professional obligations, as reasonably directed by MYGENOME;

(b) the Consultant shall, if requested by MYGENOME in writing, use reasonable endeavours to assist MYGENOME in identifying and procuring a suitably qualified replacement consultant or researcher to ensure continuity of the Project, including by providing introductions to suitable candidates within his professional network, facilitating knowledge transfer, and cooperating in any handover process for a period of up to thirty (30) days following the effective date of termination (or such longer period as the Parties may agree in writing), provided that the costs reasonably incurred by the Consultant in complying with this sub-clause shall be borne by MYGENOME;

(c) the Consultant shall promptly deliver to MYGENOME all Project Outputs and any other materials, equipment, and Confidential Information belonging to MYGENOME in his possession or control;

(d) Clause 7 shall apply in respect of Project Intellectual Property conceived or reduced to practice prior to the effective date of termination, and the Consultant shall provide reasonable assistance to MYGENOME to perfect title and to support filings in accordance with Clause 7.5;

(e) MYGENOME shall pay any undisputed Consultation Fees properly due in respect of accepted Milestones performed up to the effective date of termination; and

(f) MYGENOME shall be entitled to use, reproduce, modify, develop, Commercialise, and otherwise continue and complete the Project, including by engaging third parties, using the Project Outputs and Project Intellectual Property delivered or vested prior to termination.

12.2 For a period of twelve (12) months from the effective date of termination or expiry ("**Restricted Period**"), the Consultant shall not, directly or indirectly, unless otherwise agreed in writing by the Parties:

(a) solicit, canvass, or approach any person who was a research collaborator, clinical partner, patient, or donor involved in the Project during the six (6) months immediately preceding the effective date of termination or expiry, for the purpose of providing services similar to or competitive with the Services, provided that this sub-clause shall not prohibit the Consultant from accepting an unsolicited approach where the Consultant has not directly or indirectly solicited, encouraged, or induced such approach; or

(b) employ, engage, solicit, or entice away any person who was employed or engaged by MYGENOME or any Affiliates at any time during the six (6) months immediately preceding the effective date of termination or expiry.

13. GOVERNING LAW

13.1 This Agreement is governed by and is to be construed in accordance with the laws of Malaysia.

14. DISPUTE RESOLUTION

14.1 Before commencing arbitration proceedings under Clause 14.2, the Parties shall first attempt to resolve any dispute arising out of or in connection with this Agreement (including any question regarding its validity, existence, breach, termination or interpretation) ("**Dispute**") through good faith negotiations. Either Party may initiate such negotiations by serving written notice on the other Party setting out details of the Dispute. The Parties' senior management representatives shall meet (in person or virtually) within fourteen (14) Business Days of such notice and use reasonable endeavours to resolve the Dispute within thirty (30) days of the initial meeting. If the Dispute is not resolved within such period, either Party may proceed to arbitration in accordance with Clause 14.2.

14.2 Arbitration

(a) Any Dispute that cannot be resolved under Clause 14.1 shall be referred to and finally resolved by arbitration administered by the Asian International Arbitration Centre ("**AIAC**") in accordance with the AIAC Arbitration Rules in force at the time of the commencement of the arbitration ("**Rules**"), which rules are deemed to be incorporated by reference into this Clause 14.2.

(b) The seat of arbitration shall be Kuala Lumpur, Malaysia.

(c) The language of the arbitration shall be English.

(d) The arbitral tribunal shall consist of one (1) arbitrator to be appointed in accordance with the Rules. If the Parties cannot agree on the appointment of a sole arbitrator within fourteen (14) days after the commencement of arbitration, the appointment shall be made by the AIAC in accordance with the Rules.

(e) The arbitral tribunal shall have the power to:

(i) order any Party to take or refrain from taking any interim measure it deems necessary, including injunctions and orders for the preservation of assets, evidence, or the status quo pending final determination of the Dispute;

(ii) award all remedies available under Malaysian law, including specific performance, declaratory relief, and damages; and

(iii) allocate the costs of arbitration (including the fees and expenses of the arbitral tribunal, the AIAC's administrative costs, and the reasonable legal fees and expenses of the successful Party) between the Parties, having regard to the outcome of the arbitration and the conduct of the Parties.

(f) The award of the arbitral tribunal shall be final and binding on all Parties and may be enforced in any court of competent jurisdiction.

(g) Subject to Clause 14.3, neither Party shall commence or maintain any court proceedings in respect of any Dispute except for the enforcement of any award made pursuant to this Clause 14.2.

14.3 Notwithstanding Clauses 14.1 and 14.2, either Party may apply to any court of competent jurisdiction (including the High Court of Malaya at Kuala Lumpur) for interim or injunctive relief, including: (i) urgent interlocutory injunctions or interim orders to preserve the status quo, prevent irreparable harm, or protect rights pending the constitution of the arbitral tribunal or the final determination of the Dispute; and (ii) orders to compel compliance with any confidentiality, non-solicitation, or intellectual property obligations under this Agreement.

14.4 Except to the extent otherwise directed by the arbitral tribunal or agreed in writing by the Parties, the Parties shall continue to perform their respective obligations under this Agreement pending the final resolution of any Dispute.

15. NOTICE

15.1 Service of Notice

(a) Any notices, demands or other communications required or permitted, under this Agreement shall be in writing and sent by way of electronic mail or delivered personally or sent by prepaid registered post to the address of the relevant Party set out in Clause 15.1(b), or to such other address as a Party may from time to time duly notify the other in writing.

(b) The addresses of the Parties for the purpose of this Agreement are as follows:

MYGENOME

Attention	:	Amanda Low
Address	:	Unit E-18-01 & E-18-02, Level 18, Icon Tower (East), No. 1, Jalan 1/68F, Jalan Tun Razak, 50400 Kuala Lumpur, Wilayah Persekutuan, Malaysia
Email address	:	amanda@alpsmedical.com

The Consultant

Attention	:	**Kong Wai Mun**
Address	:	B2-1505, Jalan 1/152, Taman OUG parklane, 58200, Kuala Lumpur
Email address	:	kongwm1214@yahoo.com

15.2 Time of Service

(a) Any notices, demands or other communications shall be deemed to have been served:

(i) if delivered personally, when left at the addressed referred to in Clause 15.1(b);

(ii) if posted within the same country, three (3) Business Days after posting and in any other case, seven (7) Business Days after posting; or

(iii) if sent by email, when the email is successfully sent without any notification of failure of delivery or non-receipt being received by the sender.

(b) In proving service of notices, demands or other communications, it shall be sufficient to show that personal delivery was made or that the envelope containing such notice was properly addressed, and duly stamped and posted.

16. TIME

16.1 Time is of the essence as regards to all dates, periods of time and times specified in this Agreement.

17. WAIVER AND EXERCISE OF RIGHTS

17.1 A single or partial exercise or waiver of a right relating to this Agreement does not prevent any other exercise of that right or the exercise of any other rights.

17.2 No Party will be liable for any loss or expenses incurred by another Party caused or contributed to by the waiver, exercise, attempted exercise, failure to exercise or delay in the exercise of a right.

18. SEVERABILITY

18.1 If any provision of this Agreement is held to be illegal, invalid, void, voidable or unenforceable in any respect under any applicable law, the Parties shall, to the extent permitted by law, construe such provision as narrowly as necessary or read it down so as to make it legal, valid and enforceable, while giving effect to the Parties' original commercial intention as far as possible.

18.2 If it is not possible to read down a provision as required in Clause 18.1 that provision shall be severed from this Agreement and the remaining provisions (and the remainder of the affected provision) shall remain in full force and effect, provided that the severance does not materially alter the substance of this Agreement or the Parties' respective rights and obligations.

19. COSTS

19.1 Each Party shall bear its own legal, professional and other costs and expenses incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated by it, unless otherwise expressly provided in this Agreement.

19.2 Any stamp duty payable on this Agreement shall be borne by MYGENOME. Each Party shall bear its own legal, professional, and other costs and expenses incurred in connection with the negotiation, preparation, and execution of this Agreement, unless otherwise expressly provided herein.

20. SUCCESSORS-IN-TITLE AND ASSIGNEES

20.1 This Agreement is binding on the Parties and their respective successors-in-title and permitted assigns, as the case may be. Any reference in this Agreement to any of the Parties shall be construed accordingly.

20.2 Unless otherwise provided in this Agreement, no Party shall assign or transfer any of its rights, privileges, liabilities, or obligations under this Agreement, whether in whole or in part, to any other person or entity without the prior written consent of the other Party.

20.3 This Agreement will continue to be valid and binding notwithstanding any change, by amalgamation, liquidation, reconstruction or otherwise, in the constitution of any of the Parties and it is expressly declared that no change of any sort in relation to or affecting any of the Parties will in any way affect the liabilities and/or obligations created under this Agreement in relation to any transaction whether past, present or future.

21. FURTHER ASSURANCE

21.1 Each Party shall (and shall use reasonable endeavours to procure that any necessary third party shall), from time to time and at its own cost, promptly execute such documents and do such acts and things as the other Party may reasonably require to give full effect to this Agreement and to secure to the other Party the full benefit of the rights, remedies and powers conferred upon it by this Agreement.

22. COUNTERPARTS

22.1 This Agreement may be executed in any number of counterparts, all of which taken together constitute one instrument.

23. ENTIRE AGREEMENT

23.1 This Agreement constitutes the entire agreement between the Parties. This Agreement supersedes and extinguishes any previous agreements between the Parties, whether orally or in writing, in respect of the transaction contemplated by this Agreement which shall cease to have any further force or effect.

23.2 No variation of this Agreement shall be effective unless made in writing and signed by or on behalf of the Parties.

24. FORCE MAJEURE

24.1 Neither Party shall be in breach of this Agreement or liable to the other Party for any delay or failure to perform its obligations under this Agreement to the extent that such delay or failure is caused by circumstances beyond its reasonable control, including but not limited to acts of God, pandemic, flood, fire, war, civil unrest, government action, or regulatory authority action ("**Force Majeure Event**").

24.2 The affected Party shall promptly notify the other Party of the occurrence of a Force Majeure Event and the expected duration of its impact. The affected Party shall use reasonable endeavours to mitigate the effects of the Force Majeure Event and resume performance as soon as reasonably practicable.

24.3 If a Force Majeure Event continues for a period exceeding thirty (30) days, either Party may terminate this Agreement by giving fourteen (14) days' written notice to the other Party, without liability to the other.

25. PERSONAL DATA PROTECTION

25.1 Each Party shall comply with all applicable laws and regulations in connection with its performance under this Agreement, including the Personal Data Protection Act 2010. To the extent any Personal Data is disclosed or made available by a Disclosing Party to the other Party under or in connection with this Agreement, the Receiving Party shall: -

(a) process such Personal Data only for the purposes of performing its obligations under this Agreement and in accordance with the Disclosing Party's lawful written instructions;

(b) implement and maintain appropriate technical and organisational security measures to protect such Personal Data against accidental or unlawful loss, alteration, unauthorised disclosure, or access; and

(c) promptly notify the Disclosing Party upon becoming aware of any actual or suspected personal data breach affecting such Personal Data.

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IN WITNESS WHEREOF this Agreement has been entered on the date stated at the beginning.

The Consultant

Signed by
KONG WAI MUN
(NRIC NO.: 861214-38-6135)
in his personal capacity, in the presence of:

Name: LEE KA MAN
NRIC No.: 001113-14-1008

Name: **KONG WAI MUN**
NRIC No.: 861214-38-6135

MYGENOME

For and on behalf of
MYGENOME SDN. BHD. (Company No. 201801043129 (1305161-K))

Witness
Name: Prof. Poh Chit Lac
NRIC No.:

Director
Name: **DR. THAM SENG KONG**
NRIC No.:

SCHEDULE 1

PROJECT SCOPE AND MILESTONES

Part 1: Project Details

Project Title	Patient-Derived Organoid (PDO) Research, Development, Validation, and Commercialisation Programme
Project Aim	Objective 1 - To establish a clinically validated PDO platform for personalised oncology testing and preclinical drug screening in Malaysia, with a view to Commercialisation of PDO-based diagnostic services, culture media, and preclinical CRO services Objective 2 - To conduct a clinical trial in Malaysia to support National Biobank and commercialization of PDO personalized oncology test.
Project Objectives	(a) Establish clinical-grade PDO lines for colorectal cancer (CRC), breast cancer, lung cancer; and any other cancer cell lines to be mutually agreed by both Parties (b) Develop and optimise proprietary PDO culture media formulations; (c) Validate PDO drug sensitivity testing against standard-of-care drugs; (d) Obtain MREC and MDA approvals for PDO-based clinical testing; (e) Establish a PDO Biobank for preclinical drug screening and biomarker analysis; (f) Coordinate a clinical trial for personalized oncology test in Malaysia; and (g) Progress toward first PDO clinical test launch in Malaysia
Principal Consultant	Kong Wai Mun, PhD

Part 2: Milestones and Deliverables

Milestone	Deliverables	Timeline	Acceptance Criteria
Milestone 1.1	Laboratory set-up and operational readiness	18 June 26 – 18 Sept 26 (3 months)	Written confirmation from MYGENOME that the PDO laboratory has been set up and is operational to the standards required for PDO work, including recruitment or onboarding of a scientist, procurement of reagents and installation of required equipment (if any) Submission of complete MREC application with supporting documentation, including sample collection SOP, evidenced by MREC acknowledgement of receipt

Milestone 1.2	MREC approval obtained, sample collection and Patient treatment historical data acquisition for CRC and breast PDO line and personalized test establishment	19 Sept 26 – 18 February 27 (5 months)	Written MREC approval letter covering CRC and Breast indications Provide at least one (1) on site training for tumor processing and organoid culture Minimum ten (10) CRC and breast tumors are collected and provide supporting data demonstrating: (a) success rate of organoid formation; (b) morphological characterisation; (c) retention of key biomarkers from parental tumour; and (d) drug sensitivity profiling against at least two (2) standard-of-care drugs Written protocol and formulation records for CRC and Breast-specific culture media developed and documented to a standard sufficient for replication
Milestone 1.3	Data analysis, and documentation for MREC and MDA submission.	19 February 27 – 18 May 27 (3 months)	Written confirmation from MYGENOME that the technical report on PDO based personalized test has been submitted, including number of PDO line established, success rate and efficiency of PDO personalized test Submission of MREC and MDA application for PDO-based clinical trial, evidenced by MREC and MDA receipt acknowledgment.
Milestone 1.4	Series A technical package	19 May 27 – 18 June 27 (1 months)	Technical due diligence package prepared and delivered to MYGENOME, including scientific data summary, regulatory status report, and investor-facing technical presentation
Milestone 2.1	Phase 2 clinical trial agreement with clincial sites	19 June 27 – 18 Oct 27 (4 months)	Draft clinical trial agreement for Phase 2 clinical trial prepared and submitted to MYGENOME and clinical trial site(s) for review and approval
Milestone 2.2	Commencement of Phase 2 clinical trials	19 Oct 27 – 18 July 28 (9 months)	Obtain all required regulatory and ethics approvals to initiate patient recruitment, establish data management systems, monitoring plans, trial infrastructure; and maintain

			complete trial documentation in compliance with ISO15189 clinical test requirements
Milestone 2.3	MDA Filing and Regulatory Submission	19 July 2028 – 18 November 2028 (4 months)	Compilation and finalization of the clinical study report (CSR), complete clinical dataset, and all supporting documentation; preparation of the regulatory submission dossier in accordance with MDA requirements; verification of product quality, safety, and performance data; submission of application for product registration to the NPRA MDA and obtaining regulatory approval for commercialization.

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SCHEDULE 2

PROJECT REPRESENTATIVES AND SCOPE OF SERVICES

Part 1 Project Representatives

Party	Representative	Designation	Contact
MYGENOME	Ka Man	Celestialab	leekaman@celestialab.com
MYGENOME	Prof Poh Chit Laa	Chief Vaccine and Antiviral Officer	0162363293 profpoh@alpsmedical.com
Consultant	Kong Wai Mun	Principal Consultant	kongwm1214@yahoo.com 017-685 2913

Part 2 Scope of Services

The Consultant shall provide the following services during the Term:

(a) Technical leadership and hands-on execution of PDO culture, drug testing, and protocol development;
(b) Submission and management of MREC applications, amendments, and ongoing ethics compliance;
(c) Clinical sample collection coordination, including liaison with medical practitioners and patient donors;
(d) PDO culture media formulation and optimization;
(e) Technical writing and preparation of scientific reports, grant applications, and regulatory submissions throughout Phase 1 validation and Phase 2 clinical trial;
(f) Coordinate and provide technical guidance on clinical study protocol drafting, clincial site qualitfication, doctor and patient recruitment; and
(g) Technical writing and preparation of regulatory submission dossier in accordance with MDA requirements upon completion of phase 2 clinical trial.

SCHEDULE 3

CONSULTATION FEES

Phase 1

Milestone	Description	Consultation Fee (RM)	Scientist Monthly Salary (RM)	Project Cost (RM)	Cumulative (RM)	Timeline (Month)	Payment Trigger
M0	Upfront Payment (20% of RM78,000)	15,600			15,600	0	Upon signing of agreement
M1.1	Laboratory set-up and operational readiness	14,400	22,500	120,000	172,500	3	Within 30 days of MYGENOME written acceptance
M1.2	MREC approval obtained and sample collection for CRC and breast PDO line establishment	24,000	37,500		234,000	5	Within 30 days of MYGENOME written acceptance
M1.3	Patient treatment historical data acquisition, analysis, and documentation	14,400	22,500	20,000	290,900	3	Within 30 days of MYGENOME written acceptance

	for MREC / NPRA / MDA submission.						
M1.4	Series A technical package	9,600	7,500		308,000	1	Within 30 days of MYGENOME written acceptance

Phase 2

Milestone	Description	Consultation Fee (RM)	Scientist Fee (RM)	Project Fee (RM)	Cumulative (RM)	Timeline (Month)	Payment Trigger
M2.1	Phase 2 clinical trial agreement with clincial sites	40,000	48,000	516,000	604,000	4	Within 30 days of MYGENOME written acceptance
M2.2	Commencement of Phase 2 clinical trials	30,000	36,000	544,333	1,214,333	3	Within 30 days of MYGENOME written acceptance
		30,000	36,000	544,333	1,824,666	3	Within 30 days of MYGENOME written acceptance

		30,000	24,000	581,834	2,460,500	3	Within 30 days of MYGENOME written acceptance
M2.3	MDA Filing and Regulatory Submission	20,000	-	37,500	2,518,000	4	Within 30 days of MYGENOME written acceptance

All costs stated above include a 10% contingency (Total RM229,000).